EXHIBIT 10.30

                              ACQUISITION AGREEMENT

                           (Eagle Crest Vacation Club)

         This Acquisition Agreement ("Agreement") is made and entered into as of this 4th day of May, 2001, by and among EAGLE CREST, INC., an Oregon corporation ("Eagle Crest"), RUNNING Y RESORT, INC., an Oregon corporation ("RYR") and EAGLE CREST VACATION CLUB, a nonprofit Oregon corporation ("ECVC"), collectively referred to as the "Sellers"; and TRENDWEST RESORTS, INC., an Oregon corporation ("Trendwest") and WORLDMARK, THE CLUB, a California nonprofit mutual benefit corporation ("WorldMark"), collectively referred to as the "Buyers". For purposes of this Agreement, the Buyers and Sellers may collectively be referred to as the "Parties" or individually as the "Party".

                                    RECITALS

         A. As the developer of ECVC, Eagle Crest is engaged in the acquisition, development and management of ECVC timeshare vacation properties and the sale of ECVC vacation club credits ("ECVC Credits") to the public who, upon purchasing the ECVC Credits, become members of ECVC ("ECVC Members") giving them the ability to use the ECVC Credits to stay at ECVC vacation club resort facilities.

         B. As the developer of WorldMark, Trendwest is engaged in the acquisition, development and operation of WorldMark timeshare vacation properties and sale of WorldMark vacation club credits ("WorldMark Credits") to the public who, upon purchasing the WorldMark Credits, become members of WorldMark ("WorldMark Members") giving them the ability to use the WorldMark Credits to stay at WorldMark vacation club resort facilities.

         C. By this Agreement, the Parties desire, upon approval by the ECVC Members to dissolve ECVC, to: (i) convey certain ECVC assets and certain Eagle Crest and RYR assets to the Buyers, (ii) have all ECVC Members become WorldMark Members; and (iii) provide for the payment and/or accounting of funds between the Parties.

         D. Buyers have determined that the acquisition and integration of ECVC into WorldMark will not unduly burden WorldMark with extraordinary operating expense.

         NOW THEREFORE, in consideration of the recitals, mutual covenants, considerations and conditions herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyers and Sellers agree as follows:

                                    AGREEMENT

                             ARTICLE 1- DEFINITIONS

         1.1 Defined Terms. In addition to any words or phrases defined elsewhere in this Agreement, the following words and phrases shall have the following definitions:

         (a) Accounts means those funds of ECVC described in Section 2.1(f).

         (b) Additional Property means that real and personal property owned by Eagle Crest and RYR described in Section 2.1(i).

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         (c) Agreement means this Acquisition Agreement, including any exhibits or schedules hereto, as the same may be amended or modified from time to time.

         (d) Assets means all of the assets referred to in Section 2.1 being sold to Buyers or relinquished by Eagle Crest as described in such section.

         (e) Association Dues means dues or other charges owing to ECVC or WorldMark under their applicable governing documents.

         (f) Books and Records means those documents of ECVC referred to in
Section 2.1(d).

         (g) CCM means Country Club Management, Inc., a subsidiary of Eagle Crest, Inc. that is managing agent for ECVC.

         (h) Closing or Date of Closing means the date upon which all of the documents conveying Assets to Buyers have been recorded or delivered to Buyers.

         (i) Credits means ECVC or WorldMark Credits, the purchase of which makes the purchaser a Member of ECVC or WorldMark, respectively, and which allows the Member to use ECVC or WorldMark vacation club resort facilities.

         (j) ECVC Agreement means a duly executed Eagle Crest Vacation Ownership Agreement.

         (k) ECVC Member means any person who has signed an ECVC Agreement and whose agreement is still in effect. On or after the date the ECVC Real Properties are conveyed to WorldMark and approved for registration by the Washington State timeshare regulator, ECVC Members shall be deemed WorldMark Members.

         (l) ECVC Purchase Contract means an ECVC Agreement pursuant to which a deferred balance remains owing to Eagle Crest at Closing.

         (m) ECVC Personal Property means that personal property and trade fixtures owned by ECVC and more particularly described in Section 2.1(b).

         (n) ECVC Real Property means those parcels of real property owned by ECVC and more particularly described in Section 2.1(a).

         (o) Employees means those employees of CCM identified in Schedule 3.1.

         (p) Leased Property means that real and personal property leased by ECVC under those leases described in Section 2.1(e), if any.

         (q) Market Value of WorldMark Credits means the retail price that Trendwest sells WorldMark Credits to new WorldMark Members (exclusive of the price offered for Upgrade Contracts) on the date for which accounting or other calculations requiring the Market Value of WorldMark Credits are made.

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         (r) Marketing Agreement means the WorldMark Marketing Agreement dated
May 4, 2001 among Trendwest, Eagle Crest and RYR, pursuant to which Eagle Crest and RYR will sell WorldMark Credits.

         (s) McCall Assets means Eagle Crest's interest in those portions of the Resort in McCall, Idaho, more particularly described in Section 2.1(h).

         (t) McCall Facilities means that portion of the McCall Assets consisting of the indoor swimming pool, check-in building, and unbuildable common area lots, including, without limitation, real and personal property used in the management, operation or maintenance of such facilities as more particularly identified in Schedule 2.1(h).

         (u) Other Assets means those tangible and intangible assets owned by ECVC and more particularly described in Section 2.1(c).

         (v) Product Cost means that percentage of the average direct cost allocated by Trendwest for resort development for the three (3) month calendar quarter ending prior to the date for which accounting or other calculations requiring the Product Cost are made. Where specifically designated in this Agreement, Product Cost will include an allowance for developer dues and overhead.

         (w) Sellable WorldMark Credits means WorldMark Credits that Eagle Crest and RYR may sell under the Marketing Agreement without being charged the Product Cost.

         (x) Sun Valley Property means that property located in Sun Valley, Idaho, owned by ECVC and not included in this sale as more particularly described in Schedule 2.1(a)-2.

         (y) Transferred Employees means those Employees hired by Buyers in accordance with Section 3.1.

         (z) Unsold ECVC Credits means those unsold ECVC credits referred to in
Section 2.1(g).

         (aa) Upgrade Contracts means WorldMark Agreements or ECVC Agreements in which additional WorldMark Credits are sold to a WorldMark Member.

         (bb) Valuation means the valuation given to each of the Assets in accordance with Section 2.3.

         (cc) WorldMark Agreement means a duly executed WorldMark Vacation Owner Agreement.

         (dd) WorldMark Member means any person who has signed a WorldMark Agreement. On or after the date the ECVC Real Properties are conveyed to WorldMark and approved for registration by the Washington State timeshare regulator, the term "WorldMark Member" shall also include ECVC Members.

           ARTICLE 2 - PURCHASE, SALE AND RELINQUISHMENT OF THE ASSETS

         2.1 Assets. Sellers hereby agree to sell, transfer, convey, assign and deliver to Buyers free and clear of all liens, and WorldMark hereby agrees to purchase, acquire and assume, as the case may be, from Sellers all right, title and interest of Sellers in and to the following ECVC Real and Personal Property,

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Other Assets, Books and Records, Leased Property, Accounts, McCall Facilities,
and Additional Property. Trendwest hereby agrees to purchase the McCall Assets (with the McCall Facilities portion of the McCall Assets to be conveyed to WorldMark)and the ECVC Agreements under the terms and conditions set forth herein.

         (a) ECVC Real Property. That certain real property owned by ECVC located at: (i) the "Eagle Crest Resort" located in Redmond, Oregon; (ii) the "Running Y Ranch Resort" located in Klamath Falls, Oregon; and (iii) the "McCall Resort" located in McCall, Idaho, all as identified in Schedule 2.1(a)-1. Buyers understand and agree that they are acquiring the ECVC Real Property in an "AS IS" condition, subject to the terms and conditions herein, and that the ECVC Real Property does not include the Sun Valley Property, identified in Schedule 2.1(a)-2.

         (b) ECVC Personal Property. All personal property and trade fixtures owned by ECVC and used in connection with the ECVC Real Property, including, without limitation, furniture, appliances, artwork, equipment, office supplies, tools, parts, linen and kitchen packages, and window coverings.

         (c) Other Assets. All other tangible and intangible assets of ECVC, including, without limitation, contract rights, credits, offsets, refunds, insurance proceeds, rights and claims, and associated goodwill, owned by ECVC and used in connection with or related to the operation of ECVC Vacation Club Program.

         (d) Books & Records. Without regard to form or medium, all relevant documents of ECVC and pertaining to the other Assets, including, without limitation, books, records, files, manuals, advertising, catalogues, price lists, correspondence, mailing lists, owner and member lists, photographs, architectural and engineering drawings, landscape drawings, accounting records, and operating procedures.

         (e) Leased Property. All rights, benefits and interests in the real and personal property leases held by ECVC, which are identified in the attached
Schedule 2.1(e).

         (f) Accounts. All funds held in all bank or other accounts in the name of, for the benefit of, or controlled by, ECVC, including, without limitation, all accounts for operating expenses, taxes, insurance, management fees, and reserves for replacement.

         (g) Unsold ECVC Credits. All Unsold ECVC Credits, computed by aggregating the WorldMark Credit values assigned to the ECVC Real Property in
Schedule 2.1(g) and the Additional Property in Schedule 2.1(i), and subtracting therefrom the number of ECVC Credits that have been sold to ECVC Members as of the date of Closing. Once the ECVC Real Property and Additional Property is conveyed to WorldMark and approved for registration by the Washington State timeshare regulatory, the Unsold ECVC Credits shall become Sellable WorldMark Credits.

         (h) McCall Assets. All of Eagle Crest's interests in the McCall Resort, which are identified in Schedule 2.1(h), including, without limitation, the McCall Facilities, real and personal property, entitlements, improved and unimproved building pads, and future development rights.

         (i) Additional Property. That certain real property owned by Eagle Crest or RYR and located in the Eagle Crest Resort and the Running Y Ranch Resort identified in Schedule 2.1(i), together with all personal property and trade fixtures owned by Eagle Crest or RYR and used in connection with such real

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property, including, without limitation, furniture, appliances, art work, equipment, office supplies, tools, parts, linen and kitchen packages, and window coverings, including any improvements or personal property that are in process and not yet installed on that portion of the Additional Property described in
Section 9.6. Construction of the Additional Property to be completed and certificates of occupancy issued prior to conveyance of the Additional Property to WorldMark free of liens and encumbrances as approved by Trendwest to satisfy timeshare registration requirements.

         (j) ECVC Agreements. On or after the date the ECVC Real Properties are conveyed to WorldMark, all ECVC Agreements will be transferred to Trendwest by bulk transfer ("Bulk Transfer") using a form substantially similar to the Receivables Transfer Agreement as set forth in Schedule 2.1(j) attached hereto.

         2.2 Consideration for Assets. In addition to any other covenants and agreements contained in this Agreement, Buyers agree to pay or provide to Sellers the following consideration:

         (a) Consideration to ECVC. In consideration of the ECVC Real and Personal Property, Other Assets, Books and Records, Leased Property and Accounts, WorldMark shall provide to each ECVC Member membership in WorldMark, together with WorldMark Credits on the basis of one WorldMark Credit for each ECVC Credit owned by such Member at Closing. ECVC Members shall become WorldMark Members at such time as the ECVC Real Properties are conveyed to WorldMark and approved for registration by the timeshare regulator for the State of Washington.

         (b) Consideration to Eagle Crest. In consideration of the conveyance of the McCall Assets, the Additional Property, and the ECVC Agreements, Trendwest shall pay or provide to Eagle Crest the Valuation of the McCall Assets as established in Section 2.3(a) below, and for each ECVC Agreement, Trendwest shall pay or provide to Eagle Crest the Valuation of each such ECVC Agreement as established in Section 2.3(d). Trendwest shall also provide to Eagle Crest and RYR Sellable WorldMark Credits in the amount of the Valuations of the Additional Property and Unsold ECVC Credits set forth in Sections 2.3(b) and 2.3(c) once the Additional Property and ECVC Real Properties are conveyed to WorldMark and approved for registration by the timeshare regulator for the State of Washington. Such sums shall be paid or credited as provided in Section 2.4.

         2.3 Valuation. The Assets shall be valued as follows:

         (a) McCall Assets. The Valuation assigned to the McCall Assets is $1,293,000.

         (b) Additional Property. The Valuation assigned to the Additional Property shall be Sellable WorldMark Credits equal to the number of WorldMark Credits attributable to the Additional Property as specified in Schedule 2.1(i).

         (c) Unsold ECVC Credits. The Valuation assigned to the Unsold ECVC Credits shall be Sellable WorldMark Credits equal to the number of WorldMark Credits assigned to the Unsold ECVC Credits in Schedule 2.1(g).

         (d) ECVC Agreements. The Valuation assigned to ECVC Agreements having a principal balance owing will be the unpaid principal balance owing at the time of the Bulk Transfer, together with unpaid interest accrued to the date of the Bulk Transfer; provided, however, that the ECVC Agreements must not be more than thirty (30) days past due in loan payments and Association Dues to ECVC or WorldMark before Trendwest has an obligation to purchase such ECVC Agreements. The Valuation assigned to ECVC Agreements having no principal balance owing will be zero.

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         2.4 Payment. Valuations shall be paid as follows:

         (a) McCall Assets. The Valuation of the McCall Assets will be paid by promissory note substantially in the form attached hereto as Schedule 2.4(a).

         (b) ECVC Agreements. Trendwest will pay Eagle Crest the Valuation of the ECVC Agreements in two components:

         (1) Cash Payment. Trendwest will pay $8,625,000 to Eagle Crest in immediately payable funds upon closing.

         (2) Promissory Note. The balance of the Valuation of the ECVC Agreements, including delinquent, and non-delinquent ECVC Agreements for which no advance was received, will be paid in the form of a promissory note substantially in the form attached hereto as Schedule 2.4(b).

         (c) Delinquent ECVC Agreements Subsequently Brought Current. Any ECVC Agreement that was delinquent at the time of the Bulk Transfer will be paid for by Trendwest when the promissory note referenced above as Schedule 2.4(b) becomes due and payable; provided the ECVC Agreement is not then delinquent in either an installment payment or Association Dues.

         (d) Additional Property and Unsold ECVC Credits. The Valuation of the Additional Property and Unsold ECVC Credits will be paid in the form of Sellable WorldMark Credits available to Eagle Crest and RYR under the Marketing Agreement once the Additional Property and ECVC Real Properties are conveyed to WorldMark and approved for registration by the timeshare regulator for the State of Washington, pursuant to which Trendwest will not deduct Product Cost from the principal balance of the WorldMark Contract to be paid by Trendwest to Eagle Crest or RYR.

         (e) Accounts. Payment by ECVC to WorldMark of the amount of the Accounts shall be made by check or wire transfer upon Closing or as soon as reasonably possible following the Date of Closing.

         (f) Other Payments. Unless specifically provided for otherwise, all payments or amounts owing by one Party to another pursuant to this Agreement shall be settled within 15 days following the end of the calendar month in which the payment is due.

                              ARTICLE 3 - EMPLOYEES

         3.1 Offer of Employment. The Buyers will offer, as of the Date of Closing, an opportunity for at-will employment to those Employees (as listed on Schedule 3.1) who complete Buyers' hiring paperwork, and who satisfy and comply with Buyers' hiring policies including, without limitation, drug testing. Employees hired by Buyers are hereinafter referred to as "Transferred Employees".

         (a) At-Will Employment. For purposes of this Agreement, "at-will" employment means an employment arrangement whereby the employer may terminate the employee at any time without cause and without recourse or obligations owing to the employee, except as provided by law.

         (b) Termination of Employees. Effective as of midnight on the day prior to the Date of Closing, CCM will terminate the employment of the Employees.

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         3.2 Conditions and Terms of Transferred Employees. The following conditions and terms will apply to Transferred Employees:

         (a) Hiring Date. The hiring date for Transferred Employees for purposes of vacation, health care and other benefits will be the date that the Employee was hired by CCM (the "Hiring Date").

         (b) Health Care Benefits. Transferred Employees will be entitled to immediate coverage under Buyers' health care program.

         (c) 401(k) Program. Any 401(k) benefit plan CCM may offer its Employees will not be transferred to the 401(k) program Buyers offer its employees.

         (d) Vacation Time. Vacation time for Transferred Employees will be governed by the Buyers' employment policies, however, the number of vacation days a Transferred Employee is entitled to will be based upon the Hiring Date. Buyers shall assume all accrued, but unpaid, vacation pay that might be owing to Transferred Employees.

         (e) Terms of Employment. Buyers shall offer employment to the Transferred Employees on substantially the same terms and conditions and with substantially the same job responsibilities as employed by CCM prior to the Date of Closing; provided, however, that the foregoing shall not preclude the Buyers from changing any such terms or conditions of employment or from terminating the employment of any Transferred Employee at any time in its sole discretion.

         3.3 Obligations of Parties.

         (a) Transferred Employees. Except as otherwise provided in Section 3.2, Eagle Crest shall indemnify and hold Buyers and ECVC harmless for all entitlements to, or on behalf of, all Employees for wages and salary, overtime or other amounts due or accruing as of midnight on the day prior to the Date of Closing. Eagle Crest shall also indemnify and hold Buyers harmless for any claims made by Transferred Employees relating to the term of employment with CCM. Buyers shall be responsible for any and all liability arising from the employment of the Transferred Employees from and after the date they are hired by Buyers, including but not limited to, all wages, withholdings, benefits, unemployment and workers' compensation insurance, and any other liability under applicable local, state or federal laws.

         (b) Non-Transferred Employees. Eagle Crest shall indemnify and hold Buyers and ECVC harmless for all liabilities and obligations to any Employee who does not become a Transferred Employee.

         (c) Severance Liability. CCM has no severance pay plan, policy, practice or agreement with any of the Employees and shall have sole responsibility for severance pay, if any, to the Employees for any termination of employment by it on, prior to or following the Date of Closing.

                ARTICLE 4 - SELLERS' OBLIGATIONS PRIOR TO CLOSING

         Sellers shall provide the following information to Buyers prior to the Date of Closing:

         4.1 Personal Property and Other Assets. A true and accurate list of all Personal Property and Other Assets.

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         4.2 ECVC Members. A list of all ECVC Members along with all information reasonably requested by the Buyers to add the ECVC Members to WorldMark's database of members.

         4.3 Leases. Originals (or copies if originals are not available) of all Leases along with any written authorizations required under the terms of the Lease for assignment of the Lease to Buyers. Eagle Crest shall indemnify and hold Buyers and ECVC harmless for any and all liabilities arising from or out of the Leases prior to the Closing, and Buyers shall indemnify Sellers from any and all liabilities arising after the Closing from or out of the Leases assumed by Buyers.

         4.4 Accounts. A list of all Accounts currently held by ECVC along with the location of the Account, account number, the account balance, and all other information reasonably related to the Accounts.

         4.5 Employees. Information relating to the Employees, including their Hiring Date, available vacation and sick leave, health care benefits, and any other information reasonably required by Buyers.

         4.6 Claims and Actions. A list of all actions, claims, suits or proceedings pending or, to the best of Sellers knowledge, threatened against Sellers relating to the Assets or this transaction.

         4.7 Other Agreements. Those agreements or service contracts pertaining to the Assets which will be binding on Buyers after Closing, which are listed on the attached Schedule 4.7.

         4.8 ECVC Agreements. Information pertaining to each ECVC Agreement to be transferred to Trendwest including, without limitation, owner number, contract date, balance owing, number of ECVC Vacation Credits covered by the ECVC Agreement, and other reasonable information requested by Trendwest.

                        ARTICLE 5 - CONDITIONS TO CLOSING

         5.1 Buyers' Conditions Precedent. Performance of Buyers' obligations under this Agreement are expressly conditioned upon the satisfaction or waiver by Buyers of the following conditions precedent:

         (a) Approval of Sellers' Members and Directors. Approval of the acquisition, as set forth in this Agreement, by the ECVC Members, the ECVC board of directors, and the Eagle Crest board of directors.

         (b) Approval of Trendwest Directors. Approval of the Trendwest board of directors for the acquisition of the Assets.

         (c) Regulatory Compliance. Compliance with all applicable timeshare and brokerage statutory and regulatory requirements.

         (d) RCI Affiliation. Termination of all agreements between ECVC and Resort Condominiums International (RCI).

         (e) Title. Review and approval of title reports to all real properties identified in this Agreement, and the delivery of policies of title insurance on said real properties within a reasonable time after the Date of Closing.



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         (f) Free and Clear. Review and approval of UCC filings to ensure all items of personal property are free and clear of all encumbrances.

         (g) Leases. Review and approval of all Leases, and of all assignments of said Leases to Buyers.

         (h) Claims and Actions. Review and approval of all current or threatened liabilities against Sellers pertaining to the Assets or this transaction, including, without limitation, claims, lawsuits, actions, hearings, or other legal proceedings.

         (i) Sellers' Documents. Delivery of Sellers' Closing documents as provided in Section 8.2 and funds, if any.

         (j) Seller's Performance. Sellers' performance of all covenants, conditions, terms and obligations set forth in this Agreement.

         5.2 Sellers Conditions Precedent. Performance of Sellers' obligations under this Agreement are expressly conditioned upon the satisfaction or waiver by Sellers of the following conditions precedent:

         (a) Approval of Sellers' Members and Directors. Approval of the acquisition, as set forth in this Agreement, by the ECVC Members, the ECVC board of directors, and the Eagle Crest board of directors.

         (b) Regulatory Compliance. Compliance with all applicable timeshare and brokerage statutory and regulatory requirements.

         (c) RCI Affiliation. Termination of all agreements between ECVC and Resort Condominiums International (RCI).

         (d) Buyers' Closing Documents. Delivery of Buyers' closing documents as set forth in Section 8.2 and funds, if any.

         (e) Buyers' Performance. Buyers' performance of all covenants, conditions, terms and obligations set forth in this Agreement.

               ARTICLE 6 - SELLERS' REPRESENTATIONS AND WARRANTIES

         Sellers make the following representations and warranties to Buyers as of the Date of Closing, which representations and warranties shall survive for a period of six (6) years after the termination or expiration of this Agreement, or the Date of Closing, whichever first occurs.

         6.1 Corporate Status. Sellers are corporations duly organized, validly existing, and in good standing with respect to the filing of annual reports, and have the corporate power and authority to carry on the business as presently conducted.

         6.2 Corporate Authority. Sellers have the corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Sellers of this Agreement, and the consummation of the

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transactions contemplated hereby have or will have been duly authorized by all requisite corporate action of Sellers.

         6.3 Assets. The Assets identified in Section 2.1 as being owned or controlled by ECVC constitute all of the Assets of ECVC, except those pertaining to the Sun Valley Property.

         6.4 Taxes. As of the Date of Closing, Sellers have filed and paid, or will file and pay, all requisite federal, state and local tax returns and taxes with respect to their business and Assets related to the period of time prior to the Date of Closing. Sellers will file all requisite federal, state and local tax returns with respect to the business that will be due after the Date of Closing.

         6.5 Litigation. Sellers represent that there are no actions, claims, suits or proceedings, pending or to Seller's knowledge threatened, involving Sellers that could have a detrimental effect on the transactions contemplated by this Agreement.

         6.6 Compliance. Sellers have complied in all material respects with all laws applicable to the Assets or their business, and have received no notice alleging non-compliance.

         6.7 Good Title. Sellers have or will convey to Buyers good and marketable title to all the Assets free and clear of any and all liens except those of record or which have otherwise been disclosed to Buyers in writing, and which Buyers have either approved or waived.

         6.8 Leased Property. All Leased Property has or will be disclosed to Buyers in writing. The list of Leased Property to be provided to Buyers is a complete and accurate list of all Leases for which Sellers have delivered to Buyers a true, correct and complete copy of each Lease.

         6.9 Environmental Matters. To the best of Sellers' knowledge, no hazardous materials currently exist on any of the real properties referenced in this Agreement. For purposes of this Agreement, hazardous materials are materials defined as hazardous in any federal, state or local statute, ordinance or regulation.

         6.10 Employee Information. Sellers have provided Buyers with all available relevant documents in CCM's or Sellers' files about each Employee, and represent and warrant that all contributions to, and payments from, benefit plans that may have been required to be made pursuant to applicable law have been made in a timely manner. Sellers and CCM have not received notice of any claims by or on behalf of any Employee with respect to any such plan.

         6.11 Disclosure. No representation or warranty by Sellers contained in this Agreement contains any untrue statement of a material fact, or omits any material fact required to make the statements not misleading.

               ARTICLE 7 - BUYERS' REPRESENTATIONS AND WARRANTIES

         Buyers make the following representations and warranties to Sellers as of the Date of Closing, which representations and warranties shall survive for a period of six (6) years after the termination or expiration of this Agreement, or the Date of Closing, whichever first occurs.

         7.1 Corporate Status. Buyers are corporations duly organized, validly existing, and in good standing with respect to the filing of annual reports, and have the corporate power and authority to carry on the business as presently conducted.

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         7.2 Corporate Authority. Buyers have the corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Buyers of this Agreement, and the consummation of the transactions contemplated hereby have or will have been duly authorized by all requisite corporate action of Buyers.

         7.3 Disclosure. No representation or warranty by Buyers contained in this Agreement contains any untrue statement of a material fact, or omits any material fact required to make the statements not misleading.

                               ARTICLE 8 - CLOSING

         8.1 Closing. It is intended that the Closing will occur as soon as possible after satisfaction or waiver of all conditions precedent set forth in this Agreement. The Closing will be at such place as the Parties may agree.

         8.2 Documents to be Delivered at Closing. The Parties shall deliver the following documents to each other at Closing:

         (a) Sellers shall deliver to Buyers deeds to the ECVC Real Property and the real property portions of the McCall Assets and the Additional Property.

         (b) Sellers shall deliver to Buyers bills of sale for the ECVC Personal Property and the personal property portion of the McCall Assets and the Additional Property.

         (c) ECVC shall deliver the Books and Records to Buyers.

         (d) Each Party shall deliver to the other assignments and assumptions of the leases of any Leased Property and any agreements or service contracts to be assumed by Buyers.

         8.3 Title Insurance. As soon as reasonably possible following the full execution of this Agreement, Sellers will apply for and furnish Buyers with preliminary title reports from FIRST AMERICAN TITLE INSURANCE COMPANY on all real properties referenced in this Agreement, together with full copies of all exceptions set forth therein ("Title Report"). Buyers will have ten (10) days after receipt of each Title Report to notify Sellers, in writing, of Buyers' disapproval of any exceptions. In the event of such disapproval, Sellers will have until the Date of Closing to eliminate any disapproved exceptions(s). If Sellers are unable to remove any disapproved exceptions, Buyers may either terminate this transaction or waive their objection. The policies of title insurance to be issued at the Closing will be American Land Title Association ALTA Extended Coverage Form Policies in amounts equal to the amounts shown on Schedules 2.1(a)-1, 2.1(h) and 2.1(i) ("Title Insurance"). Eagle Crest shall pay the costs of standard coverage Title Insurance, and Trendwest will pay any additional costs for extended coverage and for any required surveys.

         8.4 Closing Costs. The Parties will each pay the legal fees of its counsel in negotiating, preparing and closing the transactions contemplated by this Agreement. Eagle Crest shall be charged for all fees, costs and expenses identified herein as being the responsibility of Sellers, and Trendwest to be charged for all other fees, costs and expenses identified herein as being the responsibility of Buyers. Eagle Crest shall pay the cost of recording the deeds (except that Trendwest shall pay the cost of recording the deed for those McCall Assets being conveyed to Trendwest), and Eagle Crest shall pay the cost of recording any reconveyances or other costs associated with existing financing.

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

         8.5 Excise Taxes; Assessments. Any excise or documentary transfer tax shall be paid by Eagle Crest. Any tax or bond assessment whose payment is not included in the annual property tax statement shall be paid by Eagle Crest at Closing.

         8.6      Prorations and Apportionment.

         (a) ECVC Real Properties. There will be no prorations of real property taxes and assessments, insurance premiums or rents as to the ECVC Real Property, it being understood that any prorated credits or charges will be offset by the Association Dues and other Accounts transferred to WorldMark at Closing.

         (b) McCall Assets and Additional Property. All revenue and expenses, including, but not limited to, real property taxes and any other expenses of the McCall Assets and the Additional Property will be prorated as of Closing. Buyers shall bear all expenses and benefit from all income with respect to such properties on and after Closing. All revenues and expenses that cannot be ascertained with certainty as of Closing are to be prorated on the basis of the Parties' reasonable estimate of such amounts and will be subject of a final proration thirty (30) days after Closing or as soon thereafter as the precise amount can be ascertained.

         8.7 Possession. Buyers shall be entitled to possession as of the Date of Closing.

         8.8 Form of Deeds. Sellers shall convey title to the real properties referenced in this Agreement using that form of deed that, in the respective state where said real property is located, provides the greatest statutory protections to a buyer.

         8.9 Order of Recordation. The order in which recorded ECVC documents are removed from an ECVC Real Property, or WorldMark documents recorded against an ECVC Real Property, will be determined in Buyers' sole discretion to ensure proper timeshare registration.

         8.10 Resort Management. Upon Closing, Buyers shall assume all management responsibilities with respect to the real properties referenced in this Agreement.

                        ARTICLE 9 - post-closing matters

         9.1 Contract Servicing. Trendwest and Eagle Crest hereby agree that Trendwest will manage and service all WorldMark Agreements and all ECVC Agreements. It is further understood and agreed that Trendwest may employ the services of Concord or another third party vendor to service the ECVC Agreements for such periods as Trendwest deems appropriate.

         9.2      Association Dues.

         (a) Member Dues. Subsequent to Closing, all ECVC Members will pay Association Dues to WorldMark. ECVC Members shall receive a credit against WorldMark Association Dues for dues paid to ECVC allocable to periods after the Closing Date.

         (b) Developer Dues. Association Dues related to Sellable WorldMark Credits will be paid to WorldMark by Eagle Crest.

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

         9.3 Registration of ECVC Real Property. On or after Closing Trendwest shall have the right to: (i) record against the ECVC Real Property, the McCall Facilities and the Additional Property, with the county recorder's office, all documents typically recorded by the Buyers to convey property to the WorldMark Vacation Club Program including, without limitation, a deed vesting title in WorldMark, the WorldMark timeshare declaration, and a deed of trust securing WorldMark's obligations to Trendwest as the developer; and (ii) register with the various state timeshare regulators as part of WorldMark's timeshare registration the ECVC Real Properties, McCall Facilities and the Additional Property. Except as otherwise provided in this Agreement, or in the separate Marketing Agreements executed by Trendwest, Eagle Crest and RYR, Trendwest shall have the exclusive right to sell and market the WorldMark Credits generated from the timeshare registration of the ECVC Real Properties, and the exclusive right to retain all proceeds from the sale of said WorldMark Credits. All fees associated with registering the ECVC Real Properties in the various jurisdictions where WorldMark is registered shall be paid by Eagle Crest upon submission to Eagle Crest of an invoice from Trendwest.

         9.4 Cooperation. After the Closing, upon prior reasonable written request, each Party shall cooperate with the other Parties in furnishing records, information, testimony and other assistance in connection with any inquiries, actions, filings, audits, proceedings or disputes involving any of the Parties (other than in connection with disputes between the Parties), including, without limitation, disputes regarding employment or personnel issues, and based upon contracts, arrangements or acts of Sellers or CCM that were in effect or occurred on or prior to Closing and that relate to the Assets or the Employees.

         9.5 Completion of Additional Property. One of the parcels of the Additional Property is currently under construction. Eagle Crest agrees that by September 2001, at its own expense, it will complete construction of such building and furnish the building in a manner comparable to the other eight plexes included in the ECVC Real Property. Upon completion of construction and issuance of a certificate of occupancy, said Additional Property will be conveyed to WorldMark free of liens and encumbrances as approved by Trendwest to satisfy timeshare registration requirements. Upon approval for registration by the Washington State timeshare regulator, Sellable WorldMark Credits will be assigned to Eagle Crest.

         9.6 Day Use. Eagle Crest may elect to offer day use resort passes to former ECVC Members for use at the Eagle Crest Resort and Running Y Ranch Resort. Eagle Crest, however, shall be under no obligation to offer such passes to other WorldMark Members.

         9.7 Reservations. From the Date of Closing to the date the ECVC Real Properties are approved for registration by the timeshare regulator for the State of Washington, ECVC Members shall have the right to book WorldMark reservations and stay at WorldMark resorts utilizing an exchange arrangement to be developed and implemented by the Parties. WorldMark will use its best efforts to honor all reservations made by ECVC Members prior to the Date of Closing, and will not cancel any such reservations.

         9.8 Survival of ECVC. ECVC to continue as a corporate entity for a period of at least ninety (90) days following the Closing for purposes of signing any documents and taking any actions necessary to accomplish the objectives contemplated by this Agreement.

         9.9 Coordination of Computer Systems. Following execution of this Agreement by all Parties, the Parties to use their best efforts to coordinate their computer systems and to integrate information and data to the extent necessary to accomplish the objectives set forth in this Agreement.

         9.10 Vacation Credit Allocations. After the Closing, the ECVC Real Property and Additional Property will be allocated WorldMark Vacation Credits and seasons as set forth in Schedule 9.11.

                          ARTICLE 10 - INDEMNIFICATION

         10.1 Indemnification by Eagle Crest. Eagle Crest, on it's own behalf and on behalf of ECVC, covenants and agrees to defend, indemnify and hold harmless Buyers and ECVC, and their respective officers, directors, members, employees, agents, advisers, representatives, subsidiaries and affiliates (collectively, "Buyers Indemnitees") from and against, and to pay or reimburse Buyers Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys', consultants' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

         (a) Representations and Warranties. Any material inaccuracy of any representation or warranty made by Sellers.

         (b) Failure to Perform. Any failure of Sellers to perform any covenant or agreement of Sellers, or fulfill any other obligation with respect thereof.

         (c) Pre-Acquisition Liabilities. Liabilities incurred by Sellers for activities arising from or out of the dissolution of the ECVC vacation club program, and for activities arising prior to the Closing

         (d) Sales and Marketing Activities. Sales and marketing activities conducted by Eagle Crest or RYR.

         (e) Violations of Law. Timeshare or real estate brokerage activities conducted by Eagle Crest or RYR.

         (f) Breach of Agreement. Eagle Crest's or ECVC's breach of this Agreement.

         10.2 Indemnification by Trendwest. Trendwest, on its own behalf and on behalf of WorldMark, covenants and agrees to defend, indemnify and hold harmless Sellers and their officers, directors, members, employees, agents, advisors, representatives, subsidiaries and affiliates (collectively, "Sellers Indemnitees") from and against and to pay or reimburse Sellers Indemnitees for any and all Losses resulting from or arising out of:

         (a) Representations and Warranties. Any material inaccuracy of any representation or warranty made by Buyers.

         (b) Failure to Perform. Any failure of Buyers to perform any covenant or agreement of Buyers, or fulfill any other obligation with respect thereof.

         (c) Buyers Sanctioned Actions. Activities undertaken by Eagle Crest in accordance with Buyers' prior written approval, or in accordance with Buyers' policies and procedures, or using Buyers approved materials.

         (d) Assumed Obligations. Liabilities arising out of Buyer's administration and servicing of WorldMark Agreements and ECVC Agreements, or with respect to any obligation assumed by Buyers under this Agreement.

         (e) Breach of Agreement. Trendwest's or WorldMark's breach of this Agreement.

         10.3 Indemnification Procedures.

         (a) Notice of Claim. In the event a Party (the "Indemnified Party") becomes aware of any claim, proceeding or other matter (a "Claim") with respect to which another Party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Said notice to specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

         (b) Failure to Give Notice. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of a Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

                           ARTICLE 11 - MISCELLANEOUS

         11.1 Good Faith. The Parties shall act diligently, timely and in good faith to accomplish the objectives set forth in this Agreement.

         11.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, article, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering any other provision or provisions invalid, inoperative, or unenforceable to any extent whatsoever and which provisions shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable portion.

         11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) on the date the notice is personally delivered or sent via telecopier; (ii) one day after being sent by first-class, registered or certified mail, return receipt requested, postage prepaid; or (iii) sent by next-day or overnight mail or delivery. All notices or other communications required under this Agreement shall be made to the following addresses, or to such other change of address made subsequent to the execution of this Agreement and delivered in accordance with this notice provision:

         (a)      If to Trendwest:          Trendwest Resorts, Inc.
                                                     Attn: Legal Department
                                                     9805 Willows Road
                                                     Redmond, WA  98052
                                                     Fax: 425-498-3059

         (b)      If to WorldMark:          WorldMark, The Club
                                                     Attn: Legal Department
                                                     9805 Willows Road
                                                     Redmond, WA 98052
                                                     Fax: 425-498-3059

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

         (c)      If to ECVC:                        Eagle Crest Vacation Club
                                                     Attn:  Jerol E. Andres
                                                     PO Box 1215 Redmond, OR
                                                     97756 Fax: 541-923-0881

         (d)      If to Eagle Crest:                 Eagle Crest, Inc.
                                                     Attn:  Jerol E. Andres
                                                     PO Box 1215 Redmond, OR
                                                     97756 Fax: 541-923-0881

         11.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         11.5 Entire Agreement. This Agreement, including any exhibits attached hereto, constitutes the entire agreement between the Parties regarding the matters addressed in this Agreement, and supersedes all prior agreements or understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         11.6 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the state of Oregon without giving effect to the conflict of laws rules thereof; except that any dispute involving real property shall be governed by the laws of the state where the real property is located.

         11.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         11.8 Assignment. This Agreement shall not be assigned or otherwise transferred by any Party without the prior written consent of the other Parties; except that any Party may assign this Agreement to any of their respective subsidiaries or affiliates without the consent of the other Parties provided the assigning Party remains liable to perform its covenants and obligations hereunder.

         11.9 Dispute Resolution. It is the intent of the Parties that any unresolved dispute relating to, or arising out of this Agreement, will be settled by negotiation. In the event the Parties do not negotiate a settlement, the Parties agree to make a diligent and good faith effort to mediate their dispute for a minimum of four (4) hours before a mutually acceptable mediator, which shall be a condition precedent to submission for arbitration or other legal action. If the Parties cannot agree on a mediator, any Party may petition the American Arbitration Association to appoint a mediator. The cost of mediation shall be shared by the Parties involved. Notice of demand for mediation must be made within a reasonable period of time after the dispute or controversy has arisen, and shall be in writing.

         11.10 Attorneys' Fees. In the event legal action (other than mediation) is commenced by any Party to enforce or to declare the effect of any provision of this Agreement, the prevailing Party (as determined by the court or arbitrator) shall be entitled to reasonable attorneys fees and costs incurred at trial, on appeal, on petition for review, or in any related bankruptcy proceeding. A Party shall also be entitled to reasonable attorney's fees and costs incurred to enforce or collect a judgment or award.

         11.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

         IN WITNESS WHEREOF, the Parties have executed this Acquisition Agreement as of the dates set forth adjacent to their signatures below.



DATE:  May 4, 2001          TRENDWEST RESORTS, INC.


                                     By: _____________________________________

                                     Title:____________________________________





DATE:  May 4, 2001          WORLDMARK, THE CLUB



                                     By: _____________________________________

                                     Title:____________________________________





DATE:  May 4, 2001          EAGLE CREST, INC.



                                     By: _____________________________________

                                     Title:____________________________________

DATE:  May 4, 2001                 EAGLE CREST VACATION CLUB



                                         By: __________________________________

                                         Title:________________________________





DATE: May 4, 2001                   RUNNING Y RESORT, INC.



                                          By: _________________________________

                                          Title:_______________________________






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